EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT, is made as of this 23rd day of September, 1999, by and among MARC M. SCOLA, having an address at 61 Mallard Drive, Allamuchy, New Jersey 07820 hereinafter referred to as the ("Employee") and R-TEC TECHNOLOGIES, INC., a New Jersey Corporation with a business address at 61 Mallard Drive, Allamuchy, New Jersey 07820 (hereinafter collectively referred to as "Employer").

                                    RECITALS

            WHEREAS, Employee is licensed to practice law in the State of New Jersey; and

            WHEREAS, Employer desires to employ the Employee as Vice President and General Counsel for the Employer corporation, and Employee desires to be so employed upon the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the premises and mutual obligations and undertakings contained herein, the parties agree as follows:

                             STATEMENT OF AGREEMENT

SECTION 1.  EMPLOYMENT

            a. Position. Employer wishes to employ and Employee hereby accepts the position of Vice President and General Counsel of the Employer corporation for the term of this Agreement. Since Employee will serve as an officer and director of Employer, his duties in those capacities shall be as determined from time to time by Employer's Board of Directors or as set forth in any applicable corporate documents, including without limitation Employer's Code of Regulations and Bylaws, as they may be amended from time to time.


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            b. Employee's Commitment. Employee shall consider his employment by
Employer as his principal employment when employed on a full-time basis as described herein, shall devote the necessary time and attention to duties and responsibilities under this Agreement, and shall perform them to the best of his abilities. While subject to any provision of this Agreement, Employee shall maintain loyalty to Employer, and shall take no action that would directly or indirectly promote any competitor to injure Employer's interests. Subject to the foregoing, Employee may engage in other charitable or business activities to the extent that they do not interfere with his obligations under this Agreement; provided that employee first discloses any such activities to Employer, and Employee's continued participation in those activities shall not be detrimental to Employer's interests.

            c. Duties. Employee's primary duties and responsibilities as Vice President and General Counsel shall be to:

            (1) Act as General Counsel to each of the Employer corporation by rendering legal advice on matters Employer; (2) Review, prepare and negotiate contracts and other legal documents affecting each of such corporations.

            (3) Attend to all litigation and regulatory matters affecting each of such corporation, including the retention of outside counsel to handle any such matters, all within the discretion of the Employee;

            (4) Take any and all further actions as Employee may deem necessary and proper in his position as General Counsel and which actions will be for the benefit of each of such corporation.

SECTION 2.  TERMINATION OF EMPLOYMENT

            a. Initial Term. Unless terminated earlier in accordance with this Agreement, the initial term of Employee's employment shall be for a term of five
(5) years commencing on September 23, 1999, and terminating on September 22, 2003, unless terminated sooner as provided herein.

            b. Termination. Notwithstanding any other provision of this Agreement, Employee's employment shall terminate at any time before the expiration of the term specified in the preceding subsection, as follows:

            (1) The Employee party may terminate Employee's employment for any or no reason, with or without cause, upon 60 days' written notice to the other party; (2) Employee's employment shall terminate without notice upon Employee's date of death; (3) This Agreement shall terminate without notice upon the sale of substantially all of Employer's assets, or the cessation of its existence by dissolution, merger, consolidation, or otherwise;

            (4) This Agreement shall terminate without notice if Employer becomes subject to voluntary or involuntary bankruptcy, insolvency, receivership, assignment for the benefit of creditors, or any other type of federal or state law debtor's proceedings which are not dismissed or removed within 60 days of their initiation.


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            c. Termination for "Reasonable Cause". Employee's employment may also be terminated by Employer at any time without prior notice upon a showing of "reasonable cause." Should Employee be terminated by Employer for "reasonable cause", no severance pay will be paid to Employee nor will his health insurance benefits be continued by Employer at its expense for any period of time as addressed in Section 4 of this Agreement.

            (1) "Reasonable cause" shall be defined for the purposes of this Agreement as being:

            (a) Any act of omission which reasonably constitutes dishonesty, disloyalty, fraud, deceit, gross negligence, willful misconduct or recklessness, including, but not limited to the willful violation of Employer's bylaws or code of regulations, and which is directly or indirectly detrimental to Employer's best interests;

            (b) The limitation, suspension or revocation of Employee's license to practice law;

            (c) Inattention to, neglect of, or any other failure to competently perform any assigned duties after receiving notice and a reasonable opportunity to cure;

            (d) Any act that constitutes a felony under the laws of the state of New Jersey or the United States; or

            (e) Breach of any material portion of this Agreement.

            d. Death or Disability

            (1) The terms of this Agreement shall expire upon the death or disability of the Employee.

            (2) Employee shall be deemed to be disabled if he is unable to perform, on a full-time basis the regular activities of his employment for a period of:

            (a) Six (6) consecutive months or

            (b) A total of 26 weeks during any 12 month period; provided that authorized vacations or other leaves of absence shall not be counted.

            (3) The date of disability shall be the date on which the earlier of the requirements stated in (a) or (b) of this section are satisfied.

            (4) Upon disability or death of Employee during the term of this Agreement, Employer shall continue to provide for 90 days, at its own expense, the same level of health insurance, and if applicable, life insurance, as was in effect at the time of the permanent disability or death of Employee.

            e. Termination Without Cause - Exception


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            (1) Notwithstanding anything herein to the contrary, in the event that Employee's employment is terminated by Employer upon sixty (60) days written notice and without cause as defined in Section 2(b)(1), then and in such event, Employer shall be obligated to pay to Employee the balance of the salary to which employee would have been entitled had this Agreement run for the full Initial Term. Employer recognized and acknowledges that reasonableness of this provision given the fact that Employee terminated his law practice in reliance upon his Employment Agreement and the provisions contained therein.

            f. Termination Upon Sale - Exception

            (1) Notwithstanding anything herein to the contrary, in the event that this Agreement shall terminate upon the sale of substantially all of Employer's assets, or the cessation of its existence by dissolution, merger, consolidation, or otherwise, then and in such event, Employer agrees that the balance of the Initial Term of the Employee's employment under this Agreement shall be made part of any included in any such sale, dissolution, merger, consolidation or otherwise, and the purchaser or surviving entity must agree to be responsible for the balance of the Initial Term of such contract by paying to the Employee all amounts to which he would have been entitled has this Agreement run for the complete Initial Term. In the event that the Employer is unable to have any such purchaser or succeeding or surviving entity agree to such a provision, then the responsibility for the payment to be made to the Employee for the balance of the Initial Term is hereby specifically assumed by Employer and all payments due and owing to Employee in connection with the balance of the Initial Term shall be made to Employee by Employer prior to the completion of any sale, dissolution, merger, consolidation or otherwise as may occur.

SECTION 3.  COMPENSATION, BENEFITS AND EXPENSES

            a. Salary. Subject to Subsection 3b, Employer shall pay employee an annual base salary based upon full time employment of $50,000.00 plus bonus. Employee's Bonus shall be decided by the Board of Directors.

            b. Salary - When Paid. The salary to be paid to employee under subsection a or b herein shall be payable in accordance with employer's payroll practices in effect from time to time.

            c. Benefits. Employee shall be entitled to all the rights, benefits, and privileges (including vacation, health insurance, pension or other fringe benefits, and compensation programs as are set forth on Exhibit A attached hereto).

            d. Withholdings. Employer shall withhold from any amounts payable as compensation all federal, state, municipal, or other taxes as are required by any law, regulation, or ruling. Notwithstanding the foregoing provision of this
Section 3, Employee shall be liable for the payment, if any, of any federal, state or local taxes incurred by him as a result of Employer's provision of benefits hereunder.

            e. Effect of Termination on Salary and Benefits. Employee's salary and benefits under Subsection 3 shall terminate effective immediately on the date of any termination of Employee's employment or this Agreement, and from that date Employee shall be entitled to severance benefits under Section 4 if and only to the extent they are then payable and subject to the provisions of
Section 2(e) and (f) herein and any other provisions of this Agreement which provide for the continuation of salary and/or benefits beyond termination.

            g. Effect of Termination on Other Provisions. This Agreement shall continue in effect upon and after the termination of Employee's employment for any reason necessary to enforce the provisions of this Agreement which apply subsequent to any such termination, including any provisions relating to confidentiality, non-competition, release, or indemnification.

            h. Professional Development. Employer agrees that employee shall be permitted to continue to attend professional development training at Employer's expense up to an aggregate annual amount of no more than two (2) percent of Employee's annual salary.

SECTION 4.  SEVERANCE

            a. Severance Payments and Benefits. Subject to Subsection 4b, if Employee's employment under this Agreement is terminated by employer without a showing of reasonable cause, as defined under Subsection 2.c(1), employee shall be entitled to receive the following Severance Payments and Benefits from
Employer:

            (1) A continuation of Employee's wages equal to the amount of his regular salary as of the date of his termination for the balance of the Initial Term as set forth in Section 2(e) and (f) above, or if such termination occurs beyond the Initial Term of employment, for a period of eighteen (18) months following such termination.

            (2) Payment of health insurance premiums under COBRA for twelve
(12) months.

            (3) Outplacement services selected by the Employer up to the sum of Five Thousand Dollars ($5,000.00).



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            b. Execution of Release. Employer's obligation to pay severance benefits under Subsection 4.a is expressly conditioned upon Employee's execution and delivery to Employer a Release and Agreement, as drafted at the time of Employee's termination of employment, including, but not limited to:

            (1) An unconditional release of all rights to any claims, charges, complaints, grievances, known or unknown to Employee, against employer, its affiliates or assigns, through the date of Employee's termination from employment;

            (2) A representation and warranty that Employee has not filed or assigned any claims, charges, complaints, or grievance against Employer, its affiliates, or assigns;

            (3) An Agreement not to use, disclose or make copies of any confidential information of Employer, as well as to return any such confidential information and property to Employer upon execution of release;

            (4)An Agreement to maintain the confidentiality of the release; and

            (5) An Agreement to indemnify Employer, or its affiliates or assigns, in the event that Employee breaches any portion of the Agreement or Release.

            c. No Admission. Employee acknowledges such an Agreement and Release shall not be construed as an admission by Employer or any other release of wrongdoing whatsoever against Employee, and all of the releases specifically deny any such wrongdoing.

            d. Payments Upon employee's Death or Disability. If severance benefits are payable because of Employee's death or disability, they shall be deemed to be made as compensation for Employee's past services to Employer.

            e. Termination of Employer's Severance Obligation. Employer's obligation to provide Employee with severance pay shall cease upon the earlier of the expiration of the Severance Pay Period or when Employee obtains a position comparable to that which he held with Employer. Similarly, Employer's obligation to provide Employee with the health insurance continuation premium shall cease upon the earlier of the expiration of the Severance Pay Period or when Employee is eligible to participate in a comparable health insurance plan.

SECTION 5.  CONFIDENTIALITY


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            a. Confidential Information. "Confidential Information" mans information in whatever form, including information that is written, electronically stored, orally transmitted, or memorized, that is of commercial value to Employer and that was created, discovered, developed, or otherwise becomes known to Employee, or in which property rights are held, assigned to, or otherwise acquired by or conveyed to Employer, including any Employee Invention(as subsequently defined) or idea, knowledge, know how, process, system, method, technique, research and development, technology, software, technical information, trade secret, trademark, copyrighted material, reports, records, documentation, data, customer or supplier list, tax or financial information, business or marketing plan, strategy, or forecast. Confidential Information does not include information that is or becomes generally known within Employer's industry through no act or omission by Employee; provided, however, that the compilation, manipulation, or other exploitation of generally known information may constitute Confidential Information.

            b. Employee Invention. "Employee Invention" means any idea, invention, software, technique, modification, process, improvement, or similar item, whether or not reduced to writing or stored electronically or otherwise, and whether or not protectible by patent, trademark, copyright, or other intellectual property law, that is created, conceived, or developed by Employee or under his direction, whether solely or with others, during or after his employment by Employer, that relates in any way to, or is useful in any manner in, the business now or then conducted or proposed to be conducted by Employer or which is based upon or otherwise derives from or makes use of the Confidential Information.

            c. Ownership; Disclosure. Any Confidential Information, whether nor not developed by employee, shall at all times be Employer's exclusive property. Employee shall promptly disclose any employee Invention to Employer in writing.

            d. Restrictions. During the term of this Agreement, and for as long after its termination as any confidential Information is subject to protection under applicable law, Employee shall not, without Employer's prior written consent specifically referring to this covenant.

            (1) Use any Confidential Information for the benefit of himself or any other party other than Employer or disclose it to any other person or entity;

            (2) Remove any Confidential Information or other documentation, device, plan, or other record or evidence pertaining to Employer's business form Employer's premises, except when specifically authorized to do so in pursuit of Employer's business; or

            (3) Retain copies of other records of any such items.

            e. Purpose. The parties acknowledge and agree that the confidential Information is a valuable business asset, and that this Section is necessary to protect employer's legitimate business interests.

SECTION 6.  ADDITIONAL REPRESENTATIONS AND WARRANTIES

            In addition to his other representations and warranties set forth in this Agreement, Employee further represents and warrants as follows:

            a. Employee's performance of this Agreement shall not breach any agreement to which he is or was a party that requires him to hold any information in confidence or in trust;

            b. Employee has not and shall not breach any such Agreement;

            c. Employee shall not bring to Employer or use in connection with his employment any confidential or proprietary information belonging to another entity without first delivering a written release of that information to Employer.

SECTION 7.  REMEDIES

            a. Irreparable Harm. The parties acknowledge and agree that irreparable harm would result in the event of a breach or threat of a breach by Employee of Section 5 or the making of any untrue representation or warranty by Employee in this Agreement. Therefore, in such an event, and notwithstanding any other provision of this Agreement.

            (1) Employer shall be entitled to a restraining order, order of specific performance, or other injunctive relief, without showing actual damage and without bond or other security; and

            (2) Employer's obligation to make any payment or provide any benefit under this Agreement, including without limitation any severance benefits, shall immediately cease.

            b. Remedies Not Exclusive. Employer's remedies under this Section are not exclusive, and shall not prejudice or prohibit any other rights or remedies under this Agreement or otherwise. To the extent required to be enforceable by applicable law, the cessation of Employer's obligation to make payments or continue benefits under this Section shall be deemed to be in the nature of liquidated damages and not a penalty.

            c. Cessation of Payments. In the event Employer obtains relief as provided in this Section, or in the event of Employee's breach of Section 5 or the making of any untrue representation or warranty by Employee in this Agreement, Employer's obligation to make any payment or provide any benefit under this Agreement, including any severance benefits, shall immediately cease.

SECTION 8.  INDEMNIFICATION

            a. Either Party. Each party shall indemnify and hold the other harmless from and against any and all liability and expense of any kind, including legal costs and reasonable attorney's fees, arising from the indemnifying party's fraud, deceit, gross negligence, or willful misconduct with respect to the performance of this Agreement, or breach of any provisions of this Agreement.

SECTION 9.  RETURN OF COMPANY PROPERTY

            a. Immediately upon termination of his employment or upon Employer's earlier request, Employee shall return to Employer all Confidential Information and other items described in Section 5 and all originals and copies of any other property or information owned by Employer or relating to its business, that Employee has in his possession or under his control, including all credit cards, papers, books, equipment, files and samples.

SECTION 10.  LEGAL COUNSEL

            a. Understanding, Voluntary Agreement. Employee and Employer represent and warrant that each party has been afforded a reasonable opportunity to review this Agreement, to understand its terms, and to discuss it with any attorney of their choice, and that each party knowingly and voluntarily enters this Agreement.

            b. Waiver of Separate Representation. To the extent Employer has not engaged separate legal counsel to represent it in connection with this agreement, the parties acknowledge and agree that their respective interests in this Agreement are in conflict, that they have the right to retain independent counsel, that they have been fully informed about this right and the conflicts of interest that arise from retaining the same legal counsel to represent both of them, and that this Section constitutes written disclosure of these conflicts. The parties further affirm that they are waiving separate representation freely, voluntarily, and with full knowledge of the effects of this waiver. No party shall at any time claim that this Agreement is void or unenforceable in any respect because of the lack of use of independent counsel, or that the legal counsel who prepared this Agreement acted improperly in doing so.

SECTION 11.  CONFIDENTIAL AGREEMENT

            This Agreement is confidential. Employee shall keep its provisions confidential and shall not disclose them to anyone, including any past, present, or prospective employee of Employer; provided, that this Section shall not prohibit Employee from discussing this Agreement in confidential communications with his family members, attorneys, accountants, or other professional advisors, provided that the provisions of Section 5 shall at all times apply to communications with any such persons.

SECTION 12.  MISCELLANEOUS PROVISIONS

            a. Notes. Unless otherwise agreed in writing by a party entitled to notice, all notices required by this Agreement shall be in writing and shall be deemed given when physically delivered to and acknowledged by receipt by a party or its duly authorized attorney or legal representative, or when deposited postage paid, registered or certified mail, addressed to the party at its principal business or residence as set forth above.

            b. Waivers. No assent, express or implied, by any party to any breach or default under this Agreement shall constitute a waiver of or assent to any breach or default of any other provision of this Agreement or any breach or default of the same provision of any other occasion.

            c. Entire Agreement, Modification. This Agreement constitutes the entire agreement of the parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreement, and may be modified only in writing signed by both parties.

            d. Binding Effect; No Third Party Beneficiaries. This Agreement shall bind and benefit the parties and their respective heirs, devisees, beneficiaries, grantees, donees, legal representatives, successors, and assigns. Nothing in this Agreement shall be construed to confer any rights or benefits on third party beneficiaries.

            e. Assignment. Neither Party may assign its interest in this Agreement without the other's prior written consent; provided that Employer may assign its interest to another entity which it controls, is controlled by, or is under common control with.

            f. Captions. Titles or captions contained in this Agreement are for convenience and are not intended to affect the substantive meaning of any provision.

            g. Severability. If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision shad not been contained herein.

            h. Counterparts. This Agreement may be executed in one or more counterpart, each of which shall be deemed and original, but all of which together shall constitute one and same instrument.

            j. Effect of Termination. This Agreement shall continue in effect upon and after the termination of Employee's employment for any reason to the extent necessary for the enforcement of any of its provision that apply subsequent any such termination.

            j. Governing Law. This Agreement shall be governed by and construed under the laws of the United States and the State of New Jersey.

            k. The parties acknowledge that they have read and fully understand the contents of this Agreement and execute it after having an opportunity to consult with legal counsel.

            IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as specified above.

WITNESS:                                        EMPLOYEE:


-----------------------                         -----------------------------
                                                MARC M. SCOLA



ATTEST:                                         EMPLOYER:
                                                R-TEC TECHNOLOGIES, INC.

-----------------------                         -----------------------------
                                                PHILIP LACQUA, President

                                    EXHIBIT A
                                    BENEFITS

A. Health Insurance.

B. Life Insurance - $500,000.00 policy.

C. Disability Insurance.

D. Vacation - Not less than five (5) weeks per year.

E. Pension Plan.

F. 401(K) Retirement Plan or Comparable Plan.

G. Expense Allowance.

H. Company Car - All insurance and related expenses of the automobile will be a cost payable by Employer.

I. Continuation of Legal Malpractice/Liability Insurance Policy of at least $1,000,000.00.

        All of the above referenced benefits shall be provided by Employer to Employee at no cost to Employee.